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9 December 2019

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Sanofi to acquire @Synthorx to bolster its immuno-oncology pipeline.

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Sanofi: Press Releases, Monday, December 9, 2019
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1:11 AM · Dec 9, 2019 · Twitter Web App

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Sanofi to acquire Synthorx Inc to bolster its immuno-oncology pipeline.

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Sanofi: Press Releases, Monday, December 9, 2019

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